UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 5, 2015

MEDICAN ENTERPRISES, INC.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)

000-53408	87-0474017
(Commission File Number)	(IRS Employer Identification No.)

3440 E. Russell Road, Las Vegas, NV, 89120
(Address of Principal Executive Offices)

(800) 416-8802
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
o	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Ken Williams Agreement

On June 5, 2015, the Company entered into an agreement with the Company’s CEO, Ken Williams, whereby Mr. Williams will receive a salary of $5,000 per month and a one-time payment of $100,000.

Gary Johnson Resignation

On June 5, 2015, the Company accepted the resignation of Gary Johnson as a member of the Company’s Board of Directors.  Mr. Johnson resigned from the Board of Directors to spend more time pursuing personal and political interests.  The Company and Mr. Johnson had no disagreements, and the Company and Mr. Johnson each wished each other well in future endeavors and pursuits.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On June 12, 2015, the Company issued 5,000,000 shares of preferred stock.  Each preferred share has a vote equal to 10,000 shares of common stock.  Ken Williams, the Company’s CEO, holds 3,000,000 shares of the Company’s preferred stock.  Edwin S. Jang, LLC holds 1,510,000 shares of the Company’s preferred stock.

On June 15, 2015, the Company amended its Articles of Incorporation to raise the number of authorized common shares to ten billion shares.

Item 8.01 Other Events

The Company has also terminated its interest in pursuing the purchase of real estate and other opportunities in Arizona and California at this time.  The Company is focusing its efforts on projects in other parts of the United States including Michigan

Item 9.01 Financial Statements and Exhibits

5.2           Agreement with Ken Williams dated June 5, 2015.

5.3           Certificate of Designation dated June 11, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICAN ENTERPRISES, INC.

June 15, 2015	By:	/s/ Kenneth Williams
Kenneth Williams
Chief Executive Officer and Director